Exhibit 5

LETTERHEAD OF

BROOKS, PIERCE, MCLENDON, HUMPHREY & LEONARD, L.L.P.

            , 2011

The Board of Directors

Macon Financial

220 One Center Court

Franklin, North Carolina 28734

Re:	Macon Financial (a North Carolina corporation)
Common Stock, No Par Value Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of the shares of common stock, no par value per share (“Common Stock”) of Macon Financial (a North Carolina corporation) (the “Company”). We have reviewed the Company’s Certificate of Incorporation, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.